Exhibit 99.(6)(c)

Prudential Investments LLC
Gateway Center Three
100 Mulberry Street
Newark, New Jersey 07102

AST Investment Services, Inc.
One Corporate Drive
Shelton, Connecticut 06484

January 18, 2010

The Board of Trustees of Advanced Series Trust
Gateway Center Three
100 Mulberry Street
Newark, New Jersey 07102

Re:	Contractual Expense Cap for AST BlackRock Global Strategies Portfolio of Advanced Series Trust

Effective as of the completion of the proposed reorganization of SP Growth Asset Allocation Portfolio of The Prudential Series Fund into AST BlackRock Global Strategies Portfolio of Advanced Series Trust (the “Portflio”), Prudential Investments LLC and AST Investment Services, Inc. hereby agree to waive a portion of their investment management fees and/or reimburse certain expenses for the Portfolio so that its investment management fees plus other expenses (exclusive in all cases of taxes, short sale interest and dividend expenses, brokerage commissions, distribution fee, underlying portfolio fees and expenses, and extraordinary expenses) do not exceed 1.08% of the Portfolio’s average daily net assets until May 1, 2012.

Very truly yours,

PRUDENTIAL INVESTMENTS LLC

By:	/s/ Timothy S. Cronin

Name: Timothy S. Cronin

Title: Senior Vice President

AST INVESTMENT SERVICES, INC.

By:	/s/ Timothy S. Cronin

Name: Timothy S. Cronin

Title: President